Exhibit 99.1

NEWS FROM

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS SECOND QUARTER 2003 RESULTS

•                  Digital Video Customers up 196,200 to 597,600 - 20% Penetration

•                  High-Speed Data Customers up 68,300 to 921,100 - 23% Penetration

•                  Basic Video Customers up 12,200

Bethpage, N.Y., August 5, 2003 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the second quarter ended June 30, 2003.

Consolidated net revenues increased 8% to $973.3 million compared to $900.2 million in the prior year period.  Consolidated operating income totaled $33.0 million for the second quarter 2003, down 68% from $102.6 million in the comparable 2002 period.  Consolidated adjusted operating cash flow grew 5% to $300.5 million from $286.9 million in the year-ago period.  Adjusted operating cash flow is defined as operating income (loss) before depreciation and amortization, excluding charges or credits related to our employee stock plan and restructuring charges or credits.  Please refer to page 8 for a reconciliation of adjusted operating cash flow to operating income.

The quarter’s Telecommunications Services net revenues rose 10% to $665.0 million driven by strong digital video and high-speed data customer growth and strength in the commercial telephone operations.  Operating income decreased 31% to $74.3 million due to a 19% increase in depreciation and amortization, and a $7.7 million stock plan expense in 2003 compared to a $21.0 million credit in 2002.  Adjusted operating cash flow increased 9% to $259.5 million.  The increase reflects continued strong growth from Optimum Online and Lightpath, but was partly offset by $8.4 million in legal fees and indemnification expenses related to the agreement with the YES Network.  Excluding the YES related expenses, Telecommunications Services adjusted operating cash flow would have increased 12% for the quarter.

For the second quarter, Rainbow Media’s Core Networks’ (AMC, The Independent Film Channel (IFC), WE: Women’s Entertainment (WE) and Consolidated Regional Sports) net revenues improved 33% to $152.7 million.  Operating income rose 46% to $52.1 million and adjusted operating cash flow increased 55% to $61.9 million, each compared to the year-ago quarter.  Solid growth in affiliate fee revenue at Rainbow Media’s Core Networks, as well as significant increases in advertising revenue at AMC and WE were the primary reasons for the strong revenue, operating income and adjusted operating cash flow increases.  The second quarter 2002 results included a $14.7 million charge for bad debt expense related to the Adelphia Communications bankruptcy.  Excluding the Adelphia bad debt expense from the prior year period’s results for the Core Networks, revenue, operating income and adjusted operating cash flow increased 18%, 4% and 13%, respectively, for the second quarter of 2003.

Cablevision President and CEO James L. Dolan commented:  “In the second quarter, enthusiastic consumer response to Cablevision’s products and services continued to drive solid results for Cablevision’s cable, Lightpath and high-speed businesses.  Optimum Online had its best second quarter ever and retains its status as the industry’s highest penetrated modem service.  Also noteworthy this quarter was the addition of 196,000 digital television customers, a dramatic increase from 43,000 in the year-ago quarter.”

Mr. Dolan continued:  “Rainbow Media Group’s AMC, IFC, WE: Women’s Entertainment and consolidated regional sports businesses continued to achieve excellent results in the second quarter as well, driven largely by increases in both affiliate fee revenue and advertising revenue.”

Telecommunications Services

Telecommunications Services is comprised of:

•                  Consumer Services:  analog video, digital video, high-speed data (HSD), residential telephony and R&D/Technology, and

•                  Business Services:  Lightpath’s commercial telephony, high-speed data and broadband businesses throughout the New York metropolitan area.

Consumer Services

Second quarter net revenues increased 10% to $623.7 million, operating income decreased 35% to $71.2 million, and adjusted operating cash flow rose 6% to $239.0 million compared to the year-earlier period.  Adjusted operating cash flow for the second quarter of 2003 included $8.4 million for legal fees and indemnification expenses, and the comparable 2002 period included $1.6 million for legal fees related to the company’s agreement with the YES Network.  Excluding these expenses for both periods, Consumer Services adjusted operating cash flow increased 9% for the second quarter.

Adjusted operating cash flow was impacted by higher programming costs primarily related to carrying the YES Network and the following non-recurring items:  higher marketing, field service, and call center operations costs related to channel realignments; system security projects; new channel launches; and the repositioning of Madison Square Garden and Fox Sports Net New York.  Highlights for the quarter include:

•                  4,494,300 Revenue Generating Units, up 7% from March 2003 and up 23% compared to June 30, 2002

•                  597,600 iO: Interactive Optimum digital video customers, more than 196,000 new customers added during the quarter – 15,100 per week

•                  921,100 Optimum Online HSD customers, more than 68,000 new customers added during the quarter - 5,300 per week – and a 22.8% HSD penetration of homes released compared to 18.8% in June 2002

•                  A gain of 12,200 basic video customers in the quarter

•                  Average consumer revenue per basic video customer of $70.29 compared to $63.14 in the prior year period, an 11% increase

•                  A 9% decline in advertising revenue primarily due to less demand from national advertisers for local and regional advertising time related to the war in Iraq

•                  Adjusted operating cash flow margin of 38.3%, down from 38.9% at March 31, 2003 and 39.9% in June 2002 for the reasons outlined above in the discussion of adjusted operating cash flow.

Business Services - Lightpath

Achieved a 14% increase in net revenues to $45.5 million and operating income totaled $3.1 million, compared to an operating loss of $3.0 million in the prior year period.  Adjusted operating cash flow rose 85% to $20.5 million, compared to the prior year period.  Highlights include:

•                  A 15% increase in the number of buildings on-net

•                  Nearly doubling the number of Business Class Optimum Online customers to 21,100 compared to 11,900 in June 2002

•                  A 45.1% adjusted operating cash flow margin compared to 35.0% at March 31, 2003 and 27.8% for the year-earlier period due to a near doubling of Business Class Optimum Online’s revenue, strong transmission and usage revenue growth, and workforce expense reductions implemented last year.

Rainbow

Rainbow Media Holdings, Inc. (Rainbow), a wholly-owned subsidiary of the company, includes the following businesses:  AMC, IFC, WE, fuse, Mag Rack and five local News 12 Networks operating on Long Island, in New Jersey, Westchester, Connecticut and the Bronx, as well as three local MetroChannels and Rainbow Advertising Sales Corp.  Rainbow, through its 60% ownership interest in Regional Programming Partners (40% owned by Fox Sports), also owns interests in Madison Square Garden, Radio City Entertainment, and five regional Fox Sports Net channels outside the New York market, and Rainbow owns a 50% interest in the Fox Sports Net national service.

AMC/IFC/WE

Second quarter 2003 net revenues increased 37% to $109.9 million, operating income rose 36% to $41.8 million, and adjusted operating cash flow grew 44% to $48.4 million, each compared to the year-ago period.  The strong growth was primarily due to higher affiliate fee revenue as well as strong advertising revenue growth at AMC and WE.  The second quarter 2002 results included a $6.8 million charge for bad debt expense related to the Adelphia Communications bankruptcy.  Excluding the Adelphia bad debt expense from the prior year period’s results for the networks, revenue, operating income and adjusted operating cash flow increased 26%, 12% and 20%, respectively, for the second quarter of 2003.  Highlights include:

•                  A 15% increase in the number of IFC viewing subscribers to 27.7 million

•                  A 12% increase in the number of WE viewing subscribers to 45.5 million

•                  Advertising revenue more than doubled compared to the prior year period for both AMC and WE and comprised 24% and 37%, respectively, of AMC’s and WE’s total revenue.

Consolidated Regional Sports

Consolidated Regional Sports is comprised of Fox Sports Net Florida and Fox Sports Net Ohio, both of which are 60% owned by Rainbow.  Second quarter 2003 net revenues grew 25% to $42.9 million, operating income was $10.3 million compared to $5.0 million in the year earlier period.  Adjusted operating cash flow more than doubled to $13.4 million compared to $6.3 million in the prior year period.  The second quarter 2002 results included a $7.8 million charge for bad debt expense related to the Adelphia Communications bankruptcy.  Excluding the Adelphia bad debt expense from the prior year period’s results for Consolidated Regional Sports, revenue was up 2% and operating income and adjusted operating cash flow declined 20% and 5%, respectively, for the second quarter of 2003 primarily due to lower advertising revenue and higher contractual rights payments.

Non-Consolidated Regional Sports (Fox Sports Net Chicago, Bay Area and New England)

Second quarter net revenues grew 13% to $64.5 million.  Operating income decreased 6% to $11.3 million.  Adjusted operating cash flow rose 37% to $13.4 million, compared to the year-earlier period, primarily due to strong growth in both affiliate fee revenue and a 13% increase in advertising revenue.  The second quarter 2002 results included a $2.0 million charge for bad debt expense related to the Adelphia Communications bankruptcy.  Excluding the Adelphia bad debt expense from the prior year period’s results for Non-Consolidated Regional Sports, revenue and adjusted operating cash flow increased 10% and 14%, respectively, for the second quarter of 2003 while operating income declined 19% due to higher stock plan expense.

Non-Consolidated Fox Sports Net

Fox Sports Net’s viewing subscribers totaled 75.7 million at the end of the quarter, compared to 73.8 million in the prior year period.

Developing Programming/Other

Developing Programming/Other consists of Mag Rack, fuse, Rainbow Network Communications, News 12 Networks, MetroChannels, Rainbow Advertising Sales Corp., IFC Entertainment and other Rainbow start-up ventures.  Second quarter net revenues of $41.8 million represent a 5% decrease, an operating loss of $32.8 million represents a 34% increase, and the adjusted operating cash flow deficit of $18.3 million represents a 19% improvement, each compared to the year-earlier period.  The decline in revenue for the quarter was due to an increase in bad debt expense at IFC developing related to an international licensing deal and a 14% decrease in advertising revenue earned in the second quarter by the company’s advertising division related to weakness in the advertising market due to the war in Iraq.  This was partly offset by stronger revenue gains at fuse due to strong advertising revenue gains and affiliate fee revenue resulting from a 14% increase in viewing subscribers.  The lower adjusted operating cash flow deficit was attributable primarily to strong growth at Metro TV due to higher affiliate fee revenue combined with lower programming and marketing expenses, and reduced expenses at both Mag Rack and News 12 Networks.

Rainbow DBS

Rainbow DBS’ results were previously reported in Developing/Other.  For the three-month period ended June 30, 2003, operating loss was $3.6 million compared to a $0.6 million loss in the prior year period.  Adjusted operating cash flow deficit was $3.5 million for the quarter, compared to $0.6 million in the year-earlier period.

Madison Square Garden

Madison Square Garden’s businesses include MSG Network, Fox Sports Net New York, the New York Knicks, the New York Rangers, the New York Liberty, the MSG Arena complex, and Radio City Music Hall.  Second quarter 2003 net revenue totaled $133.2 million, a 13% decrease from the prior year period.  Operating loss for the quarter was $9.2 million compared to an operating profit of $40.9 million in the second quarter of 2002.  Adjusted operating cash flow for the quarter was $9.2 million compared to $50.3 million in the prior year period.  The operating loss and the 82% decrease in adjusted operating cash flow compared to the prior year quarter were primarily due to the reversal of a $30.3 million luxury tax expense in the second quarter of 2002 and lower advertising revenue and higher player compensation costs in the second quarter of 2003.

Theatres

For the three-month period ended June 30, 2003, net revenue for Clearview Cinemas was $22.2 million, unchanged from the prior year period.  Operating income was $0.3 million compared to an operating loss of $0.2 million in the prior year period.  Adjusted operating cash flow for the quarter was $2.4 million, compared to $1.2 million in the year-earlier period.

Other

Other adjusted operating cash flow deficit totaled $10.7 million during the quarter and was comprised primarily of non-recurring executive retirement expenses and certain long-term incentive plan expenses.  These non-recurring items, in addition to certain costs related to the AMC accounting investigation and DBS spin-off, could total between $20 million and $25 million for the full year.  In addition, recurring costs could be up to an additional $20 million.

Discontinued Operations

The operating results for retail electronics and the Bravo Network have been reported as discontinued operations, net of tax, in the company’s condensed consolidated operations data for all periods presented.

Recent Developments

Launched Rainbow DBS Satellite

On July 17, 2003, Cablevision and Lockheed Martin announced that the Rainbow 1 telecommunications satellite was successfully launched from Cape Canaveral.

In June 2003, Cablevision Systems Corporation announced that its board of directors approved a plan to pursue the spin-off of Cablevision’s satellite service (Rainbow DBS) together with its Clearview Cinemas theatre chain.  The transaction would be structured as a tax-free pro rata spin-off to Cablevision’s shareholders, and is expected to be completed by year-end 2003.  The spin-off remains contingent on certain IRS and other regulatory approvals and final Cablevision board approval.

Investigation of Improper Expense Accruals at the National Services Division of Rainbow Media

On June 18, 2003, Cablevision Systems Corporation announced that an internal review initiated by the company identified improperly recorded expenses at the national services division of Cablevision’s Rainbow Media Group.  At the time of the June 18 announcement, the review had found that $6.2 million of expenses for 2003 were accelerated and improperly accrued or expensed in 2002, rather than 2003.  All but $1.7 million of that amount was identified and reversed prior to the release of the company’s 2002 results.  The company also stated that, based on the review prior to the June 18 announcement, it believed that improper expenses recorded in 2000 and 2001 were similar in size to those in 2002.

The company also announced on June 18, 2003 that its Audit Committee had retained William McLucas of Wilmer Cutler & Pickering to conduct an investigation of the matter.  Wilmer Cutler & Pickering subsequently retained PricewaterhouseCoopers as forensic accountants.

Wilmer Cutler & Pickering has reported to the audit committee and management of the company that its investigation to date has identified, in addition to the amounts announced by the company at June 18, 2003, improperly recognized expenses at the original productions units within the AMC and WE: Women’s Entertainment business units of the national services division of the Rainbow Media Group.  These improperly recognized expenses resulted from inappropriately accelerating the recognition of certain production costs.  While this inquiry is continuing, and the final calculations may change, the company believes that the net effect in each of the years 2000 through 2002 of original production costs expensed in earlier years was less than $1.0 million and the amounts that should have been expensed in 2003 that were expensed in earlier years equaled approximately $3.4 million.  The company believes that the aggregate amount of improper expense accruals identified to date are insignificant with respect to its previously issued annual audited financial statements and, assuming confirmation of the investigation results, its independent auditors, KPMG, concur with this judgment.  Therefore, with the concurrence of its independent auditors, based on information to date, the company has determined that no restatement of previously issued annual audited financial statements is required.

The Wilmer Cutler & Pickering investigation is ongoing.  KPMG has advised the company that, due to the status of the Wilmer Cutler & Pickering investigation, it is currently unable to complete its review of the company’s consolidated financial statements for the second quarter of 2003.

Purchase of MGM’s 20% Stake in Three of Rainbow’s National Networks

In June 2003, Cablevision agreed to buy Metro-Goldwyn-Mayer’s (“MGM”) 20% stake in three of Rainbow’s national cable networks – AMC, IFC and WE – for $500 million.

On July 18, 2003, the transaction closed and Rainbow Media Holdings paid MGM $250 million in cash and Cablevision Systems Corporation issued a note for the remaining $250 million that matures in 5 months.  At maturity, Cablevision has the option to pay the note in either cash or Cablevision Class A common stock.

2003 Outlook

The company reaffirms its previous revenue guidance and lowers adjusted operating cash flow guidance to between 14% and 16% from 16% to 18% for Telecommunications.  The company reaffirms Total Company revenue and adjusted operating cash flow guidance.  Excluded from 2003 guidance are:

•                  Amounts that may be paid to the YES Network for certain revenue reductions and expenses that the YES Network might experience during the term of the one-year interim agreement.  Accrued indemnity claims and legal fees related to the YES agreement totaled $8.4 million in the second quarter ($6.2 million in legal fees and $2.2 million for indemnity claims).  The company is currently unable to forecast the amount of any further indemnity claims or legal fees for 2003.

•                  As previously announced, an additional $114 million investment in Rainbow DBS, prior to its expected spin-off by the end of 2003, is not included in Total Company guidance for 2003.  Operating expenses are estimated to comprise $75 million of the incremental investment with the balance of $39 million to be utilized for capital expenditures and working capital.

Telecommunications Services

•                  High-speed data customers between 1,025,000 and 1,050,000 – up from 1,000,000 to 1,050,000 at year-end

•                  Digital video customers between 875,000 and 900,000 – up from 800,000 to 825,000 at year-end

•                  Capital expenditures for Telecommunications and corporate between $785 million and $810 million – up from $750 million to $775 million - due to higher than forecasted digital subscribers and higher second set digital box penetration.

Rainbow Media - Core (AMC/IFC/WE/Consolidated Regional Sports)

Estimates based on actual 2002 results

•                  Revenue growth between 17% and 19% - up from 15% to 17%

•                  Adjusted operating cash flow growth between 26% and 28% - up from 16% to 18%

Estimates below exclude, in the base year, a $14.7 million bad debt charge related to the Adelphia Communications bankruptcy filing recorded in the second quarter of 2002.

•                  Revenue growth between 13% and 15% - up from 11% to 13%

•                  Adjusted operating cash flow growth between 18% and 20% - up from 10%

Non-GAAP Financial Measures

In response to recent SEC guidance, the company will no longer use the term Adjusted EBITDA and will refer to this performance measure as adjusted operating cash flow.  This is a change in terminology only and the company has not changed the way it calculates this measure.

We define adjusted operating cash flow as operating income (loss) before depreciation and amortization, excluding charges or credits related to our employee stock plan, including those related to the vesting of restricted shares, variable stock options and stock appreciation rights, and restructuring charges or credits.  We believe that the exclusion of such amounts allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of a fluctuating stock price (in the case of variable stock options and stock appreciation rights expense) or, in the case of restricted shares, the settlement of an obligation that will not be made in cash.

We present “adjusted operating cash flow” as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  The company believes adjusted operating cash flow is an appropriate measure for evaluating the operating performance of its business segments and the company on a consolidated basis.  Adjusted operating cash flow and similar measures with other titles is a common performance measure used by investors, analysts and peers to compare performance in our industry.  Internally, we use revenue and adjusted operating cash flow measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  Adjusted operating cash flow should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows, and other measures of performance presented in accordance with generally accepted accounting principles (“GAAP”).  Since adjusted operating cash flow is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with other titles used by other companies.  For a reconciliation of adjusted operating cash flow to operating income, please see page 8 of this release.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies.  Its cable television operations serve 3 million households located in the New York metropolitan area.  The company’s advanced telecommunications offerings include its Lightpath integrated business communications services; its Optimum-branded high-speed Internet service and iO: Interactive Optimum, the company’s digital television offering.  Cablevision’s Rainbow Media Holdings, Inc. operates programming businesses including AMC, The Independent Film Channel (IFC) and other national and regional services.  In addition, Rainbow is a 50 percent partner in Fox Sports Net.  Cablevision also owns a controlling interest and operates Madison Square Garden and its sports teams including the Knicks and Rangers.  The company operates New York’s famed Radio City Music Hall and owns and operates Clearview Cinemas, one of the tri-state area’s leading motion picture exhibition circuits.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update the forward-looking statements contained herein.

Contacts:	Charles Schueler	Frank J. Golden
	Senior Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The 2Q 2003 earnings announcement will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (973) 582-2700

Conference call replay number (973) 341-3080 / pin #4006081 until August 12th

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues, net	$973,269	$900,197	$1,974,006	$1,830,642
Adjusted operating cash flow	$300,471	$286,882	$601,054	$508,103
Stock plan income (expense)	(13,209)	38,823	(20,192)	56,837
Restructuring charges	(7,883)	(4,465)	(3,419)	(4,465)
Operating income before depreciation and amortization	279,379	321,240	577,443	560,475
Depreciation and amortization	246,340	218,641	501,713	423,418
Operating income	33,039	102,599	75,730	137,057
Other income (expense):
Interest expense, net	(129,810)	(120,891)	(253,640)	(239,015)
Equity in net income (loss) of affiliates*	448,988	(12,543)	440,954	(22,245)
Gain (loss) on investments, net	150,663	(507,151)	168,092	(925,601)
Gain (loss) on derivative contracts, net	(115,543)	522,536	(126,251)	818,075
Minority interests	(57,790)	(70,688)	(114,439)	(114,601)
Other items, net	(853)	(17,531)	(3,398)	(22,858)
Income (loss) from continuing operations before income taxes	328,694	(103,669)	187,048	(369,188)
Income tax (expense) benefit	(164,870)	15,992	(143,696)	44,045
Income (loss) from continuing operations	163,824	(87,677)	43,352	(325,143)
Loss from discontinued operations, net of taxes (including loss of $14,608 on the sale of the retail electronics business in the six months ended June 30, 2003)	(1,764)	(10,476)	(21,708)	(22,640)
Net income (loss)	$162,060	$(98,153)	$21,644	$(347,783)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.57	$(0.30)	$0.15	$(1.13)
Loss from discontinued operations	$(0.01)	$(0.04)	$(0.08)	$(0.08)
Net income (loss)	$0.57	$(0.34)	$0.08	$(1.20)
Weighted average common shares (in thousands)	286,650	289,314	284,210	288,794

Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.56	$(0.30)	$0.15	$(1.13)
Loss from discontinued operations	$(0.01)	$(0.04)	$(0.08)	$(0.08)
Net income (loss)	$0.56	$(0.34)	$0.08	$(1.20)
Weighted average common shares (in thousands)	294,492	289,314	284,210	288,794

*                             The equity in net income of affiliates for the three and six month periods ended June 30, 2003 include the company’s share of the gain on the sale of Northcoast Communications’ licenses.  Excluding the effect of this gain, the company would have incurred a net loss for the 2003 periods.

ADJUSTMENTS TO OPERATING INCOME

The following is a description of the adjustments to operating income included in this earnings release:

•                  Depreciation and amortization.  This adjustment eliminates depreciation and amortization in all periods.

•                  Stock plan income (expense).  This adjustment eliminates the income or expense associated with vesting, and marking to market, of stock appreciation rights granted under our employee stock option plan, a charge related to the redemption of RMG stock option shares and a charge related to the issuance of restricted shares.

•                  Restructuring charges.  This adjustment eliminates the charges associated with costs related to the elimination of positions, facility realignment, reduction in required digital set top box commitments and other related costs in all periods.

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands, except per share data)

(Unaudited)

CAPITALIZATION

Actual June 30, 2003

Cash	$293,028

Bank debt	1,748,043
Collateralized indebtedness	1,590,782
Senior notes and debentures	3,692,236
Subordinated notes and debentures	599,165
Capital lease obligations	83,297
Redeemable preferred stock	1,544,294
Exchangeable preferred stock	78,049
Debt and preferred stock	$9,335,866

LEVERAGE

Debt and preferred stock	$9,335,866
Less: collateralized indebtedness (1), exchangeable preferred stock (1) and cash	1,961,859
Net debt and redeemable preferred stock	$7,374,007

	Actual		Pro Forma (4)
Consolidated net debt and redeemable preferred/adjusted operating cash flow (2)	5.9	x	6.3	x
Restricted Group leverage (Bank Test)	5.6	x	—
Notes and debentures ratio (3)	5.6	x	—

(1)                      Collateralized indebtedness is excluded for the purpose of the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver the stock or its cash equivalent.  Exchangeable preferred stock is excluded from the leverage calculation as it is exchangeable into either common stock or payable in cash at the company’s option.

(2)                      Under the terms of Madison Square Garden’s bank credit agreement, adjusted operating cash flow for Madison Square Garden is based on a trailing 12 months for purposes of calculating leverage and covenant compliance.

(3)                      Reflects debt to cash flow ratio applicable under indentures pursuant to which the notes and debentures were issued.  The Restricted Group annualized running rate adjusted operating cash flow (as defined) for June 30, 2003 was $1,012,900.

(4)                      Consolidated pro forma reflects the additional debt arising from the MGM transaction and the consolidation of the cash flows and the additional debt arising from agreements to purchase Fox Sports Bay Area and Fox Sports Net Chicago.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

NET REVENUES

	Three Months Ended June 30,
	2003	2002	% Change

Consumer Services	$623,703	$567,494	9.9%
Business Services	45,496	39,914	14.0%
Eliminations*	(4,180)	(3,958)	(5.6)%
Total Telecommunications	665,019	603,450	10.2%
AMC/IFC/WE	109,887	80,331	36.8%
Consolidated Regional Sports	42,854	34,317	24.9%
Subtotal Core Networks	152,741	114,648	33.2%
Developing/Other	41,849	43,975	(4.8)%
Eliminations*	(6,073)	(5,792)	(4.9)%
Total Rainbow	188,517	152,831	23.3%
Rainbow DBS	—	—	—
MSG	133,194	153,804	(13.4)%
Theatres	22,158	22,221	(0.3)%
Eliminations**	(35,619)	(32,109)	(10.9)%
Total Cablevision	$973,269	$900,197	8.1%

*                             Represents intra-segment revenues.

**                      Represents inter-segment revenues.

NET REVENUES

	Six Months Ended June 30,
	2003	2002	% Change

Consumer Services	$1,218,322	$1,127,818	8.0%
Business Services	88,808	76,719	15.8%
Eliminations*	(8,307)	(8,027)	(3.5)%
Total Telecommunications	1,298,823	1,196,510	8.6%
AMC/IFC/WE	214,132	165,163	29.6%
Consolidated Regional Sports	78,399	66,623	17.7%
Subtotal Core Networks	292,531	231,786	26.2%
Developing/Other	84,444	84,188	0.3%
Eliminations*	(11,848)	(11,225)	(5.6)%
Total Rainbow	365,127	304,749	19.8%
Rainbow DBS	—	—	—
MSG	341,600	360,901	(5.3)%
Theatres	40,745	41,490	(1.8)%
Eliminations**	(72,289)	(73,008)	1.0%
Total Cablevision	$1,974,006	$1,830,642	7.8%

*                             Represents intra-segment revenues.

**                      Represents inter-segment revenues.

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW

	Operating Income (Loss)			Adjusted Operating Cash Flow*
	Three Months Ended June 30,		%	Three Months Ended June 30,		%
	2003	2002	Change	2003	2002	Change

Consumer Services	$71,172	$110,080	(35.3)%	$239,024	$226,403	5.6%
Business Services	3,081	(3,037)	—	20,513	11,079	85.2%
Total Telecommunications	74,253	107,043	(30.6)%	259,537	237,482	9.3%
AMC/IFC/WE	41,829	30,656	36.4%	48,438	33,624	44.1%
Consolidated Regional Sports	10,272	4,974	106.5%	13,427	6,290	113.5%
Subtotal Core Networks	52,101	35,630	46.2%	61,865	39,914	55.0%
Developing/Other	(32,790)	(24,420)	(34.3)%	(18,304)	(22,626)	19.1%
Total Rainbow	19,311	11,210	72.3%	43,561	17,288	152.0%
Rainbow DBS	(3,565)	(592)	—	(3,492)	(592)	—
MSG	(9,240)	40,866	(122.6)%	9,167	50,304	(81.8)%
Theatres	337	(222)	—	2,364	1,179	100.5%
Other	(48,057)	(55,706)	13.7%	(10,666)	(18,779)	43.2%
Total Cablevision	$33,039	$102,599	(67.8)%	$300,471	$286,882	4.7%

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW

	Operating Income (Loss)			Adjusted Operating Cash Flow*
	Six Months Ended June 30,		%	Six Months Ended June 30,		%
	2003	2002	Change	2003	2002	Change

Consumer Services	$132,608	$209,241	(36.6)%	$470,543	$436,591	7.8%
Business Services	2,065	(5,231)	139.5%	35,664	20,351	75.2%
Total Telecommunications	134,673	204,010	(34.0)%	506,207	456,942	10.8%
AMC/IFC/WE	84,722	58,117	45.8%	97,484	65,375	49.1%
Consolidated Regional Sports	17,128	10,780	58.9%	23,168	14,129	64.0%
Subtotal Core Networks	101,850	68,897	47.8%	120,652	79,504	51.8%
Developing/Other	(64,835)	(60,311)	(7.5)%	(36,646)	(53,721)	31.8%
Total Rainbow	37,015	8,586	—	84,006	25,783	—
Rainbow DBS	(5,303)	(684)	—	(5,142)	(684)	—
MSG	(10,996)	37,322	(129.5)%	23,412	59,564	(60.7)%
Theatres	(383)	(2,956)	87.0%	3,477	751	—
Other	(79,276)	(109,221)	27.4%	(10,906)	(34,253)	68.2%
Total Cablevision	$75,730	$137,057	(44.7)%	$601,054	$508,103	18.3%

*                             Adjusted operating cash flow excludes restructuring charges of $7.9 million and $3.4 million in the three and six months ended June 30, 2003 and $4.5 million in both the three and six months ended June 30, 2002.  It also excludes actual stock plan expense of $13.2 million and $20.2 million in the three and six months ended June 30, 2003, respectively, and actual stock plan income of $38.8 million and $56.8 million in the three and six months ended June 30, 2002, respectively.  Adjusted operating cash flow includes the long-term incentive plan expenses of $10.3 million and $15.8 million in the three and six months ended June 30, 2003, respectively, and long-term incentive plan expenses of $6.0 million and $12.1 million in the three and six months ended June 30, 2002, respectively.  The long-term incentive plan expenses are cash awards to senior executives of the company that vest over varying periods, some of which are performance based.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

	June 30, 2003	March 31, 2003	June 30, 2002
CONSUMER SERVICES

Homes Passed	4,383,600	4,375,355	4,352,500
Basic Video Customers	2,963,885	2,951,660	2,990,925
Digital Video Customers	597,605	401,420	42,670
High-Speed Data Customers	921,105	852,835	610,505
Residential Telephone Customers	11,745	12,000	12,650
Total Revenue Generating Units	4,494,340	4,217,915	3,656,750
Basic Video Penetration	67.6%	67.5%	68.7%
Customer Relationships (a)	3,039,178	3,015,338	3,025,673

iO—Digital Video

Homes Released	4,033,600	3,758,615	1,064,985
Customers	597,605	401,420	42,670
Penetration of Basic Video Customers	20.2%	13.6%	1.4%

Optimum Online—High-Speed Data

Homes Released	4,034,365	3,827,475	3,254,140
Customers (b)	921,105	852,835	610,505
Penetration	22.8%	22.3%	18.8%

Optimum Telephone—Residential

Homes Marketed	157,320	157,320	157,320
Customers	11,745	12,000	12,650
Penetration	7.5%	7.6%	8.0%

Consumer Revenues for the three months ended ($millions, except per customer data)

Video (c)	$491	$478	$475
Advertising	21	19	23
Other (d)	6	4	8
Total Video Revenues	518	501	506
High-Speed Data	99	88	59
Residential Telephone and Other	7	6	2
Total Consumer Revenue	$624	$595	$567
Average Consumer Revenue per Basic Video Customer	$70.29	$67.02	$63.14

BUSINESS SERVICES

Buildings on-net	1,580	1,525	1,377
Access Lines	138,501	140,035	136,935
Fiber Miles (e)	114,168	112,905	59,700
Route Miles	2,250	2,215	1,497

(a)                      Number of customers who receive at least one level of service without regard to which service they subscribe.

(b)                     Includes 21,100 business modem customers as of June 30, 2003, 18,600 as of March 31, 2003 and 11,900 as of June 30, 2002.

(c)                      Video revenue includes analog, digital, PPV and VOD revenue.

(d)                     Includes installation revenue, guide revenue, and other product offerings.

(e)                      Fiber miles include Westchester region, previously excluded.

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
CAPITAL EXPENDITURES

Consumer premise equipment	$139,892	$40,587	$240,996	$108,517
Scalable infrastructure	14,815	46,049	27,196	78,914
Line extensions	7,439	9,063	11,678	17,762
Upgrade/rebuild	53,225	52,626	77,553	119,042
Support	12,770	31,398	16,684	51,578
Total Consumer	228,141	179,723	374,107	375,813
Commercial	9,932	31,190	18,995	59,119
Total Telecommunications	238,073	210,913	393,102	434,932
Rainbow	3,703	8,503	4,758	13,395
Rainbow DBS	14,571	36,253	19,367	47,328
MSG	1,611	8,892	2,514	16,426
Other	207	29,139	4,700	39,982
Total Cablevision	$258,165	$293,700	$424,441	$552,063

NON-CONSOLIDATED REGIONAL SPORTS – Managed Businesses

100% of these affiliated entities’ net revenues, operating income and adjusted operating cash flow are reflected below:

	Three Months Ended June 30,
Non-Consolidated Regional Sports	2003	2002	% Change

Revenues, net	$64,456	$56,852	13.4%
Operating income	11,315	11,998	(5.7)%
Adjusted operating cash flow	13,426	9,820	36.7%

	Six Months Ended June 30,
Non-Consolidated Regional Sports	2003	2002	% Change

Revenues, net	$123,325	$109,409	12.7%
Operating income	17,476	19,189	(8.9)%
Adjusted operating cash flow	21,303	16,099	32.3%

Note:       Regional Sports includes Fox Sports Net Chicago, Fox Sports Net Bay Area and Fox Sports Net New England in which Rainbow holds a 30% effective ownership interest.

	Viewing Subscribers June 30,		Basic Subscribers June 30,
	2003	2002	2003	2002
	(in thousands)
SUBSCRIBERS

AMC	73,100	72,600	80,800	79,600
WE	45,500	40,800	67,200	63,000
IFC	27,700	24,100	67,700	61,400
fuse	27,400	24,000	59,700	55,900
Consolidated Regional Sports (Florida & Ohio)	8,300	7,800	8,900	8,500
Non-Consolidated Fox Sports Networks (Bay Area, New England, Chicago)	10,500	10,600	11,600	11,600
Fox Sports Net	75,700	73,800	84,900	82,500